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Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated September 1, 2015 and the related Letter of Transmittal and any amendments or supplements thereto. The Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, the Purchaser cannot comply with the state statute, the Purchaser will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. Except as set forth above, the Offer is being made to all holders of Shares.

Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Dot Hill Systems Corp.
at
$9.75 Net Per Share
by
Denali Acquisition Sub Corp.
a wholly owned subsidiary of
Seagate HDD Cayman
a wholly owned indirect subsidiary of
Seagate Technology Public Limited Company

        Denali Acquisition Sub Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Seagate HDD Cayman, an exempted company with limited liability organized under the laws of the Cayman Islands ("Parent"), is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Dot Hill Systems Corp., a Delaware corporation ("Dot Hill"), at a price of $9.75 per share (the "Offer Price"), without interest thereon, net to the seller in cash, and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable tax withholdings, upon the terms and subject to the conditions set forth in the offer to purchase (the "Offer to Purchase") and the related Letter of Transmittal (the "Letter of Transmittal", which, together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time in accordance with the terms of the Acquisition Agreement (as described below), constitutes the "Offer"). Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares. The date and time at which the Offer expires by its terms (as it may be extended in accordance with the Acquisition Agreement described below) is referred to herein as the "Expiration Date" and the date and time at which Purchaser accepts Shares for payment pursuant to the Offer is referred to herein as the "Acceptance Time".

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M. (EASTERN TIME) ON
OCTOBER 6, 2015, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

        Purchaser will not be required to (and may not) accept any Shares for payment pursuant to the Offer, unless, at the Expiration Date, (i) there will have been validly tendered in accordance with the terms of the Offer (after giving effect to any withdrawals of previously tendered Shares) a number of Shares that, taken together with any Shares then owned by Parent and Purchaser, represent a majority of all then outstanding Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been "received," as such term is defined in Section 251(h) of the General Corporation Law of the State of Delaware (the "DGCL"), by the Depositary for the Offer pursuant to such procedures) (the "Minimum Condition"), (ii) the waiting period (and any extensions thereof) applicable to the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated, (iii) the waiting period (and any extensions thereof) applicable to the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) under the antitrust laws of any jurisdiction outside the U.S. that are applicable to such transactions in the reasonable judgment of Parent have expired or been terminated, and (iv) any approvals, consents, authorizations or similar clearances required under the antitrust laws of any jurisdiction outside the U.S. that are applicable to such transactions in the reasonable judgment of Parent have been received or obtained (subsections (ii), (iii) and (iv), the "Regulatory Condition"). In addition, Purchaser will not be required to accept any Shares for payment pursuant to the Offer if, at the Expiration Date, (i) Dot Hill has breached its covenants under the Acquisition Agreement in any material respect, (ii) a Company Material Adverse Effect (as defined in the Offer to Purchase) has occurred and is continuing, or (iii) a governmental authority has (A) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated by the Acquisition Agreement (including the Offer or the Merger) any applicable law that has the effect of making the consummation of any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) illegal or prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) or (B) issued or granted any order that remains in effect and has the effect of making any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger). The Offer also is subject to other conditions as described in the Offer to Purchase. The Offer is not subject to any financing condition.

        The Offer is being made pursuant to the Acquisition Agreement, dated as of August 18, 2015 (as it may be amended or supplemented from time to time in accordance with its terms, the "Acquisition Agreement"), by and among Parent, Purchaser and Dot Hill. The Acquisition Agreement provides, among other things, that promptly following the consummation of the Offer, subject to the satisfaction or waiver of conditions set forth in the Acquisition Agreement, including the acceptance of Shares tendered in the Offer, Purchaser will be merged with and into Dot Hill (the "Merger"), with Dot Hill continuing as the surviving corporation of the Merger and a wholly-owned subsidiary of Parent. As a result of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time"), other than (i) Shares held by Parent, Purchaser, Dot Hill or any other direct or indirect wholly owned subsidiary of Parent, Purchaser or Dot Hill and (ii) Shares held by stockholders who have properly and validly exercised their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price, without interest thereon and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable tax withholdings, upon the surrender of the certificate representing such Share. As a result of the Merger, Dot Hill will cease to be a publicly traded company and will become wholly owned by Parent.

        After careful consideration, Dot Hill's board of directors, among other things, has unanimously (i) determined that the Acquisition Agreement is advisable, (ii) determined that the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are at a price and on terms that are fair to, and in the best interests of Dot Hill and its stockholders, (iii) approved the execution, delivery and performance by Dot Hill of the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Merger, (iv) agreed that the Merger will be governed by Section 251(h) of the DGCL, and (v) resolved to recommend that Dot Hill's stockholders tender their Shares to Purchaser pursuant to the Offer, all upon the terms and subject to the conditions set forth in the Acquisition Agreement.

        If the Offer is consummated, we intend to effect the Merger without a vote of the stockholders of Dot Hill pursuant to and in accordance with Section 251(h) of the DGCL.

        Parent and the Purchaser have agreed in the Acquisition Agreement that, subject to their rights to terminate the Acquisition Agreement in accordance with its terms:

  •
  Purchaser will (and Parent will cause Purchaser to) extend the Offer for any period required by any rule, regulation or other requirement of the Securities and Exchange Commission (the "SEC") (or its staff) that is applicable to the Offer or any rule or regulation of the NASDAQ Global Market that is applicable to the Offer;

  •
  in the event that the Regulatory Condition is not satisfied or waived as of any scheduled Expiration Date, Purchaser will (and Parent will cause Purchaser to) extend the Offer for successive extension periods of ten (10) business days each in order to further seek to satisfy the Regulatory Condition;

  •
  in the event that the condition to the Offer relating to the accuracy of representations and warranties of Dot Hill set forth in the Acquisition Agreement or the condition that there be an absence of a continuing Company Material Adverse Effect is not satisfied or waived as of any scheduled Expiration Date as a result of the occurrence of a Company Material Adverse Effect, Purchaser will (and Parent will cause Purchaser to) extend the Offer for successive extension periods of ten (10) business days each in order to enable Dot Hill to further seek to satisfy those conditions;

  •
  in the event that any of the conditions to the Offer are not satisfied or waived as of any scheduled Expiration Date, Purchaser may (but will not be required to) extend the Offer for one or more successive extension periods of up to ten (10) business days each in order to further seek to satisfy the conditions to the Offer; and

  •
  in the event that each of the conditions to the Offer (other than the Minimum Condition) are not satisfied or waived as of any scheduled Expiration Date but the Minimum Condition is not satisfied as of such scheduled Expiration Date, Purchaser will (and Parent will cause Purchaser to) extend the Offer for one extension period of ten (10) business days in order to seek to satisfy the Minimum Condition.

In no event are Parent or Purchaser required to (or permitted, without the prior written consent of Dot Hill, to) extend the Offer beyond February 18, 2016 (or, in certain circumstances set forth in the Acquisition Agreement, August 18, 2016). Further, subject to Parent's rights to terminate the Acquisition Agreement in accordance with its terms, Purchaser is not permitted to withdraw or terminate the Offer prior to any scheduled Expiration Date without the prior written consent of Dot Hill.

        This transaction has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of the transaction or upon the accuracy or adequacy of the information contained in the Offer to Purchase. Any representation to the contrary is a criminal offense.

        Parent and Purchaser may increase the Offer Price or otherwise amend, modify, or make changes to the terms and conditions of the Offer; provided, however, that unless otherwise provided by the Acquisition Agreement or previously approved by Dot Hill in writing, neither Parent nor Purchaser may make any change to the terms and conditions of the Offer that (i) decreases the Offer Price; (ii) changes the form of consideration to be paid in the Offer; (iii) reduces the number of Shares sought to be purchased in the Offer; (iv) waives, amends, modifies or otherwise changes the Minimum Condition; (v) amends, modifies or otherwise changes any conditions to the Offer (other than the Minimum Condition) in a manner that adversely impacts or reasonably could adversely impact Dot

Hill's stockholders in any material respect; (vi) imposes conditions to the Offer that are in addition to the conditions to the Offer set forth in the Acquisition Agreement; (vii) extends or otherwise changes the Expiration Date in a manner other than as required or permitted by the Acquisition Agreement; or (viii) provides any "subsequent offering period" within the meaning of Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. In the case of an extension of the Offer, Parent and the Purchaser will make a public announcement of such extension no later than 9:00 a.m. (Eastern Time) on the business day following the date on which the Offer was scheduled to expire.

        On the terms of and subject to the conditions to the Offer, promptly after the expiration of the Offer (but on the same date as such expiration), Purchaser will accept for payment, and pay for, all Shares validly tendered to Purchaser in the Offer and not withdrawn on or prior to the Expiration Date of the Offer. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to American Stock Transfer & Trust Company, LLC (the "Depositary") of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as paying agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to their rights under the Offer and the Acquisition Agreement, the Depositary may retain tendered Shares on its behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in the Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will Purchaser pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment for Shares.

        In all cases, Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i)(a) the certificates evidencing such Shares or (b) confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed or, in the case of a book-entry transfer, an Agent's Message (as described in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. For a description of the procedure for tendering Shares pursuant to the Offer, see "The Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares" in the Offer to Purchase.

        Shares tendered pursuant to the Offer may be withdrawn at any time prior to 12:01 a.m. (Eastern Time) on the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as described in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares. Withdrawals of Shares may not be rescinded, and any Shares withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Date.

        Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and the Purchaser's determination shall be final and binding. The Purchaser also reserves the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, whether or not similar defects or irregularities are waived in the case of any stockholder. None of Parent, the Purchaser, the Depositary, D.F. King & Co., Inc. (the "Information Agent") or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or any waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

        The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

        In general, the receipt of cash in exchange for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. See "The Offer—Section 5—Material U.S. Federal Income Tax Consequences" in the Offer to Purchase. Each holder of Shares should consult its own tax advisor to determine the tax consequences to it of participating in the Offer in light of its particular circumstances (including the application and effect of any state, local or non-U.S. income and other tax laws).

        The Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer. Dot Hill has provided Purchaser with Dot Hill's stockholder list and security position listings for the purpose of disseminating the Offer to Purchase, the related Letter of Transmittal and other related materials to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Dot Hill's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

        Questions or requests for assistance may be directed to the Information Agent at its telephone numbers, address and/or email address set forth below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies, and copies will be furnished promptly at the Purchaser's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street
New York, New York 10005
Stockholders may call toll free: (866) 406-2283
Banks and Brokers may call collect: (212) 269-5550
Email: dothill@dfking.com

September 1, 2015

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  Exhibit (a)(1)(F)